Exhibit 10.4

THIS NOTE AND THE SECURITIES ISSUABLE UPON THE CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF ANY STATES IN THE UNITED STATES. THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE ACT AND THE APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY PROPOSED TRANSFER OR RESALE IS IN COMPLIANCE WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

CONVERTIBLE PROMISSORY NOTE

$1,000,000.00May 16, 2022

Subject to the terms and conditions of this Convertible Promissory Note (the “Note”), for value received, Structured Monitoring Products, Inc., a Florida corporation (the “Company”), promises to pay to Zomedica Inc., a Delaware corporation, or such party’s assigns (the “Holder”), having an address at 100 Phoenix Drive, Suite 190, Ann Arbor, Michigan 48108, or such other place as the Holder may designate in writing from time to time, the principal amount of One Million and no/100 dollars ($1,000,000.00), together with simple interest on the principal amount outstanding from time to time at the rate of eight percent (8.0%) per annum. Interest shall commence to accrue on the date of this Note and shall continue on the outstanding principal amount until paid in full or converted. Interest shall be computed on the basis of a year of 365 days for the actual number of days elapsed. The outstanding principal amount, the accrued interest thereon and all other amounts due hereunder are referred to herein as the “Debt Amount.” Unless earlier converted, the entire Debt Amount shall become due and payable on the two year anniversary of the date of this Note (May 16, 2024) (the “Maturity Date”).

1.Basic Terms.
(a)Purchase Agreement. This Note is issued by the Company pursuant to that certain Convertible Note Purchase Agreement dated as of the date hereof (the “Purchase Agreement”), entered into between the Company and the Lender, and is subject to, and the Company and the Holder shall be bound by, all the terms, conditions and provisions of the Purchase Agreement. Capitalized terms used herein but not defined herein shall have the meanings ascribed to them in the Purchase Agreement.
(b)Payments. All payments of interest and principal shall be in lawful money of the United States of America. All payments shall be applied first to the payment of accrued fees and expenses under this Note (including, without limitation, costs of collection), then to the payment of accrued interest, and thereafter to the repayment of principal.
(c)Extension of the Maturity Date. If the Holder exercises the Commercial Option (as defined in the Purchase Agreement), the Company may elect to extend the Maturity Date until the expiration of the Commercial Period by delivering written notice of such election to the Holder at the time of the Holder’s exercise of the Commercial Option.
(d)Prepayment. The Company may not prepay this Note prior to the Maturity Date without the consent of the Holder.

(e)Most Favored Nations. If, while this Note is outstanding, the Company issues other indebtedness of the Company convertible into equity securities of the Company, or amends any existing indebtedness convertible into equity securities of the Company, and such newly issued or amended indebtedness would have material terms that are more favorable, from the perspective of the Holder (the “Other Debt”), than the terms of this Note, then the Company will provide the Holder with written notice thereof, together with a copy of all documentation relating to the Other Debt and, upon request of the Holder, any additional information related to the Other Debt as may be reasonably requested by the Holder. The Company will provide such notice to the Holder promptly (and in any event within 30 days) following the issuance of the Other Debt. In the event the Holder determines that the terms of the Other Debt are preferable to the terms of this Note, the Holder will notify the Company in writing within five days following the Holder’s receipt of such notice from the Company. Promptly after receipt of such written notice from the Holder, but in any event within 30 days, the Company will amend and restate this Note and the Purchase Agreement to be substantially identical to the promissory note evidencing the Other Debt, excluding the principal and unpaid accrued interest.
2.Conversion and Repayment.
(a)Optional Conversion at the Election of the Holder. Subject to and upon compliance with the provisions of this Section 2, the Holder shall have the right, at its option, at any time and from time to time, so long as any amount remains payable under this Note, to convert all or any part of the outstanding Debt Amount into shares of the Company’s preferred stock (the “Holder Preferred Stock”) at a conversion price per share equal to the quotient resulting from dividing $7,000,000 by the number of outstanding shares of Common Stock of the Company immediately prior to the Qualified Financing (assuming conversion of all securities convertible into Common Stock and exercise of all outstanding options and warrants, but excluding the shares of equity securities of the Company issuable upon the conversion of the Note) (the “Conversion Price”). The Holder Preferred Stock be, or shall be pari passu with, the most senior class of the Company’s capital stock outstanding at the time of such conversion, and shall contain broad-based anti-dilution protection against “Additional Issuances of Common Stock” in substantially the form set forth in the form of Certificate of Incorporation included in the model documents prepared and publicized by the National Venture Capital Association; provided, however, that if the most senior class of the Company’s capital stock outstanding at the time of such conversion has anti-dilution protection against “Additional Issuances of Common Stock” that is more advantageous to the holders thereof than the provisions set forth on Exhibit A, the Holder Preferred Stock shall contain the more advantageous protection. For purposes of this subsection, “Additional Shares of Common Stock” means all shares of Common Stock of the Company issued by the Company after the conversion date of this Note, other than (i) shares of Common Stock, Options or Convertible Securities issued by reason of a dividend, stock split, split-up or other distribution on shares of Common Stock for which anti-dilution protection separately applies, (ii) shares of Common Stock actually issued upon the exercise of Options or shares of Common Stock actually issued upon the conversion or exchange of Convertible Securities, in each case provided such issuance is pursuant to the terms of such Option or Convertible Security; and (iii) shares of Common Stock (or options or warrants to purchase such shares of Common Stock) issued or issuable to employees or directors of, or consultants to, the Company pursuant to any incentive plan approved by the Company’s Board of Directors.
(b)Conversion upon a Qualified Financing. In the event that the Company issues and sells shares of its equity securities ( “Equity Securities”) to investors (the “Investors”) while this Note remains outstanding in an equity financing with total proceeds to the Company of not less than $1,000,000 (excluding the conversion of the Notes or other convertible securities issued for capital raising purposes (e.g., Simple Agreements for Future Equity)) (a “Qualified Financing”), then the Holder shall have the right, at its option, to convert the outstanding Debt Amount in whole or in part into Equity Securities sold in the Qualified Financing at a conversion price equal to the lesser of (i) the cash price paid per share for Equity Securities by the Investors in the Qualified Financing multiplied by 0.85, and (ii) the quotient resulting from dividing $7,000,000 by the number of outstanding shares of Common Stock of the Company immediately prior to the Qualified Financing (assuming conversion of all securities convertible into Common Stock and exercise of all outstanding options and warrants, but excluding the shares of equity securities of the Company issuable upon the conversion of the Note). The issuance of Equity Securities pursuant to the conversion of this Note shall be upon and subject to the same terms and conditions applicable to Equity Securities sold in the Qualified Financing.
(c)Optional Conversion at non-Qualified Financing. In the event the Company consummates, while this Note remains outstanding, an equity financing pursuant to which it sells shares of Equity Securities in a transaction that does not constitute a Qualified Financing, then the Holder shall have the option to treat such equity financing as a Qualified Financing on the same terms set forth herein.
(d)Change of Control. If the Company consummates a Change of Control (as defined below) while this Note remains outstanding, the Company shall repay the Holder in cash in an amount equal to the entire outstanding Debt Amount; provided, however, that upon the written election of the Holder made not less than five days prior to the Change of Control, the Company shall convert the outstanding Debt Amount into shares of the Company’s Common Stock at a conversion price equal to the quotient resulting from dividing $7,000,000 by the number of outstanding shares of Common Stock of the Company immediately prior to the Change of Control (assuming conversion of all securities convertible into Common Stock and exercise of all outstanding options and warrants, but excluding the shares of equity securities of the Company issuable upon the conversion of Note. For purposes of this Note, a “Change of Control” means (i) a consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization, other than any such consolidation, merger or reorganization in which the shares of capital stock of the Company immediately prior to such consolidation, merger or reorganization continue to represent a majority of the voting power of the surviving entity immediately after such consolidation, merger or reorganization; (ii) any transaction or series of related transactions to which the Company is a party in which in excess of 50% of the Company’s voting power is transferred; or (iii) the sale or transfer of all or substantially all of the Company’s assets, or the exclusive license of all or substantially all of the Company’s material intellectual property; provided that a Change of Control shall not include any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by the Company or any successor, indebtedness of the Company is cancelled or converted or a combination thereof. The Company shall give the Holder notice of a Change of Control not less than 10 days prior to the anticipated date of consummation of the Change of Control. Any repayment pursuant to this paragraph in connection with a Change of Control shall be subject to any required tax withholdings, and may be made by the Company (or any party to such Change of Control or its agent) following the Change of Control in connection with payment procedures established in connection with such Change of Control.
(e)Procedure for Conversion. In connection with any conversion of this Note into capital stock, the Holder shall surrender this Note to the Company accompanied by a written notice (the “Conversion Notice”) stating that the Holder elects to convert all or part of the outstanding Debt Amount, specifying the portion of the Debt Amount which the Holder desires to convert, and setting forth the name or names in which the certificate or certificates for shares of capital stock to be issued upon such conversion shall be issued, together with any documentation reasonably required by the Company (including, in the case of a Qualified Financing, all financing documents executed by the Investors in connection with such Qualified Financing). As promptly as practicable but in no event later than five (5) business days after the receipt of the Conversion Notice and the surrender to the Company of the Note, the Company shall issue and deliver to the Company a certificate or certificates for the number of shares of capital stock issuable upon such conversion, together with, if less than the total Debt Amount is then being converted, a new promissory note, dated the original issue date hereof, in the form hereof but reflecting a principal amount equal to the principal amount of the Debt Amount that has not been so converted. Such conversion shall be deemed to have been effected at the close of business on the date on which the Company receives the Conversion Notice unless the Conversion Notice provides for a different (and the person or persons in whose name or names any certificate or certificates for shares of capital stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of such shares represented thereby on such date); except that in the case of a conversion in connection with a Qualified Financing or a Change of Control, the conversion shall be deemed to have been effected at the closing of the Qualified Financing or Change of Control, as applicable. Upon the conversion of this Note into capital stock pursuant to the terms hereof, in lieu of any fractional shares to which the Holder would otherwise be entitled, the Company shall pay the Holder cash equal to such fraction multiplied by the price at which this Note converts.
(f)Interest Accrual. Solely for purposes of calculating the number of shares of capital stock of the Company issuable upon a conversion in connection with a Change of Control or Qualified Financing, all interest on this Note shall be deemed to have stopped accruing as of a date selected by the Company that is no earlier than 10 days prior to the closing date of the Change of Control or Qualified Financing, as applicable.
(g)Reservation of Shares. So long as this Note remains outstanding, the Company shall at all times reserve and keep available out of its authorized but unissued shares of capital stock the full number of shares of capital stock of the class or series which shall be issuable at any time and from time to time upon the exercise of the conversion rights pursuant to this Section 2.
(h)No Impairment. The Company will not, by amendment of its Articles of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action avoid the observance or performance or any of the terms to be observed or performed hereunder by the Company, but at all times and in good faith will assist in the carrying out of all of the provisions of this Note and in the taking of all such actions as may be necessary or appropriate in order to protect the conversion rights of the Holder against impairment.
3.Events of Default.
(a)Any of the following events shall constitute an “Event of Default” hereunder:
(i)If the Company shall fail to pay, when due, any amounts required to be paid by the Company under this Note or the Purchase Agreement;
(ii)If any of the Company’s representations and warranties contained in the Purchase Agreement shall prove to have not been true in any material respect when made;
(iii)If the Company defaults in the performance of or compliance with any covenant or agreement contained in this Note (other than the Event of Default set forth in Section 3(a) hereof) or the Purchase Agreement (other than Section 7.4 thereof) and such default shall not have been remedied within ten (10) business days after written notice thereof shall have been given to the Company by the Holder;
(iv)If the Company defaults in the performance of or compliance with Section 7.4 of the Purchase Agreement; or
(v)If the Company makes an assignment for the benefit of creditors, or admits in writing the Company’s inability to pay its debts as they become due, or files a voluntary petition in bankruptcy, or is adjudicated a bankruptcy or insolvent, or files any petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, or files any answer admitting or fails to deny the material allegations of a petition filed against the Company for any such relief, or seeks or consents to or acquiesces in the appointment of any trustee, receiver or liquidator of the Company or of all or any substantial part of the properties of the Company; or takes any corporate action in furtherance of any of the foregoing.
(b)If an Event of Default hereunder shall have occurred and shall be continuing, the Holder may declare the entire outstanding Debt Amount to be due and payable immediately and may demand immediate payment thereof, and may further proceed to protect and enforce the rights of such proceeding, whether for the specific performance of any agreement contained herein or for an injunction against a violation of any of the terms hereof or in aid of the exercise of any right, power or remedy granted thereby or by law, equity, statute or otherwise; provided, however, that the entire Debt Amount shall automatically accelerate and become immediately due and payable upon an Event of Default pursuant to Section 3(a)(v) without presentment, demand, notice, protest, declaration, or any other requirement of any kind, all of which the Company hereby expressly waives. No course of dealing and no delay on the part of the Company in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice the Holder’s rights, power or remedies. No right, power or remedy conferred hereby shall be exclusive of any right, power or remedy referred to herein or now or hereafter available at law, in equity, by statute or otherwise. In the event of any Event of Default hereunder, the Company shall pay all reasonable attorneys’ fees and court costs incurred by the Holder in enforcing and collecting this Note.
4.Miscellaneous Provisions.
(a)Waivers. The Company hereby waives demand, notice, presentment, protest and notice of dishonor.
(b)Transfers of Note. This Note may be transferred only upon its surrender to the Company for registration of transfer, duly endorsed, or accompanied by a duly executed written instrument of transfer in form satisfactory to the Company. Thereupon, this Note shall be reissued to, and registered in the name of, the transferee, or a new Note for like principal amount and interest shall be issued to, and registered in the name of, the transferee. Interest and principal shall be paid solely to the registered holder of this Note. Such payment shall constitute full discharge of the Company’s obligation to pay such interest and principal.
(c)New Note. Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of the Note, the Company will issue a new Note, of like tenor and amount, in lieu of such lost, stolen, destroyed or mutilated Note, and in such event the Holder agrees to indemnify and hold harmless the Company in respect of any such lost, stolen, destroyed or mutilated Note.
(d)Market Standoff. To the extent requested by the Company or an underwriter of securities of the Company, the Holder and any permitted transferee thereof shall not, without the prior written consent of the managing underwriters in the IPO (as hereafter defined), offer, sell, make any short sale of, grant or sell any option for the purchase of, lend, pledge, otherwise transfer or dispose of (directly or indirectly), enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership (whether any such transaction is described above or is to be settled by delivery of Securities or other securities, in cash, or otherwise), any securities issued upon conversion of this Note, or other shares of stock of the Company then owned by the Holder or any transferee thereof, or enter into an agreement to do any of the foregoing, for up to 180 days following the effective date of the registration statement of the initial public offering of the Company (the “IPO”) filed under the Securities Act. For purposes of this paragraph, “Company” includes any wholly owned subsidiary of the Company into which the Company merges or consolidates. The Company may place restrictive legends on the certificates representing the shares subject to this paragraph and may impose stop transfer instructions with respect to the Securities and such other shares of stock of the Holder and any transferee thereof (and the shares or securities of every other person subject to the foregoing restriction) until the end of such period. The Holder and any transferee thereof shall enter into any agreement reasonably required by the underwriters to the IPO to implement the foregoing within any reasonable timeframe so requested. The underwriters for any IPO are intended third party beneficiaries of this paragraph and shall have the right, power and authority to enforce the provisions of this paragraph as though they were parties hereto.
(e)Amendment and Waiver. Any term of this Note may be amended or waived with the written consent of the Company and the Holder.
(f)Governing Law. This Note shall be governed by and construed under the laws of the State of Delaware, as applied to agreements among Delaware residents, made and to be performed entirely within the State of Delaware, without giving effect to conflicts of laws principles.
(g)Binding Agreement. The terms and conditions of this Note shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Note, expressed or implied, is intended to confer upon any third party any rights, remedies, obligations or liabilities under or by reason of this Note, except as expressly provided in this Note.
(h)Severability. If any provision or part of any provision of this Note shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Note and this Note shall be construed as if such invalid, illegal or unenforceable provision or part thereof had never been contained herein, but only to the extent of its invalidity, illegality or unenforceability.
(i)Counterparts; Manner of Delivery. This Note may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.
(j)Titles and Subtitles. The titles and subtitles used in this Note are used for convenience only and are not to be considered in construing or interpreting this Note.
(k)Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (i) when delivered, if personally delivered; (ii) on the next business day after dispatch, if sent postage pre-paid by nationally recognized, overnight courier guaranteeing next business day delivery; (iii) if sent by e-mail of a PDF document, the date when sent by email sent to the email address for the sender stated in this Section 4(k) (provided that, unless receipt of such email is acknowledged, such email is followed up within one business day by dispatch pursuant to one of the other methods described herein), or (iv) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications to a party must be sent to the party’s address set forth on the signature page hereto (or at such other address for a party as shall be specified in a notice given in accordance with this Section 4(k).

(l)Expenses. The Company and the Holder shall each bear its respective expenses and legal fees incurred with respect to the negotiation, execution and delivery of this Note and the transactions contemplated herein.
(m)Delays or Omissions. It is agreed that no delay or omission to exercise any right, power or remedy accruing to the Holder, upon any breach or default of the Company under this Note shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach or default, or any acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. It is further agreed that any waiver, permit, consent or approval of any kind or character by the Holder of any breach or default under this Note, or any waiver by the Holder of any provisions or conditions of this Note, must be in writing and shall be effective only to the extent specifically set forth in writing and that all remedies, either under this Note, or by law or otherwise afforded to the Holder, shall be cumulative and not alternative. This Note shall be void and of no force or effect in the event that the Holder fails to remit the full principal amount to the Company within five calendar days of the date of this Note.
(n)Entire Agreement. This Note, together with the Purchase Agreement, constitutes the full and entire understanding and agreement between the parties with regard to the subjects hereof, and no party shall be liable or bound to any other party in any manner by any representations, warranties, covenants and agreements except as specifically set forth herein.
(o)Broker’s Fees. Each party hereto represents and warrants that no agent, broker, investment banker, person or firm acting on behalf of or under the authority of such party hereto is or will be entitled to any broker’s or finder’s fee or any other commission directly or indirectly in connection with the transactions contemplated herein. Each party hereto further agrees to indemnify each other party for any claims, losses or expenses incurred by such other party as a result of the representation in this subsection being untrue.

[Signature pages follow]

Exhibit 10.4

The parties have executed this Convertible Promissory Note as of the date first noted above.

COMPANY:

Structured Monitoring Products, Inc.

By:	/s/ Vik Ramprakash

Name:	Vikram Ramprakash
Title:	Chief Executive Officer

E-mail:	vik.ramprakash@structuredmp.com

Address:	151 Innovation Drive, Suite 320 Elyria, OH 44035 Attention: Chief Executive Officer

Acknowledged and agreed by the Holder:

Zomedica Inc.

By:	/s/ Larry Heaton

Name:	Larry Heaton
Title:	Chief Executive Officer

E-mail:	lheaton@zomedica.com

Address:	100 Phoenix Drive, Suite 190 Ann Arbor, MI 48108 Attention: Chief Financial Officer

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CONVERTIBLE PROMISSORY NOTE